Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made by and between ConAgra Foods, Inc., a Delaware corporation (“Company”), and Sean M. Connolly (“Executive”), the 12th day of February, 2015, but with Executive’s employment hereunder commencing on March 3, 2015 (the “Agreement Date”).

The Board of Directors of Company (the “Board”) has determined that it is in the best interests of Company to obtain and retain the services of Executive. In order to accomplish this objective, the Board has caused Company to enter into this Agreement.

NOW, THEREFORE, it is agreed as follows:

1.	Term of Employment. Executive’s term of employment under this Agreement shall commence on the Agreement Date and continue in accordance with the terms hereof until a termination of Executive’s employment, in accordance with Section 5 below.

2.	Position, Location and Duties.

2.1	Position. Executive will be Company’s CEO-elect as of the Agreement Date, reporting to the Chairman of the Board, and, subject to continued employment with the Company, will become President and Chief Executive Officer upon the later of (i) April 6, 2015 and (ii) the date immediately following the date upon which the Company’s Quarterly Report on Form 10-Q for the period ended February 22, 2015 is filed with the Securities and Exchange Commission. Company shall appoint Executive to Company’s Board as of his appointment as President and Chief Executive Officer, and will nominate him to the Board thereafter.

2.2	Location. Executive shall maintain a primary home office located at Company’s headquarters in Omaha, Nebraska, at which he will be expected to work an average of three or more business days each week, unless on business travel. Executive also shall have an office at Company’s offices in Naperville, Illinois, at which he will work when not in Omaha or on business travel.

2.3	Duties. Executive’s duties as CEO-elect shall be determined by the Chairman of the Board. Upon his appointment as President and Chief Executive Officer, Executive shall have the customary powers, responsibilities and authorities of such position in corporations of the size, type and nature of Company and as provided in Company’s by-laws, and Executive shall report to the full Board. Executive shall devote his full working time and efforts to the performance of the duties outlined above. Executive may, consistent with his duties hereunder, engage in charitable and community affairs, manage his personal investments and, subject to the prior approval of the Board, serve on the board of directors of other companies.

3.	Compensation.

3.1	Base Salary. Company shall pay Executive a base salary (“Base Salary”) at the rate of $1,100,000 per annum. The Base Salary shall be payable in accordance with the ordinary payroll practices of Company. Executive’s rate of Base Salary shall be reviewed for possible increases by the Board at least annually, and any such increased amount shall become the Base Salary hereunder.

3.2	Annual Incentive Bonus. Commencing with Fiscal Year 2016, Executive shall be entitled to receive an annual bonus under Company’s annual incentive plan (“Annual Incentive Program”) as approved by the Board or its Human Resources Committee (the “Committee”) for Executive. Executive’s target bonus opportunity under the Annual Incentive Program shall not be less than 150% of Executive’s Base Salary, and his maximum award opportunity shall be equal to 200% of the target bonus. The performance goals with respect to such target bonus opportunity shall be established annually by the Committee on a basis consistent with the establishment of such performance goals for other senior executive officers of Company.

3.3	Long Term Senior Management Incentive Plans. Executive shall participate in Company’s 2014 Executive Incentive Plan, 2014 Stock Plan, 2008 Performance Share Plan and any other or successor incentive plan available from time to time to senior executive officers at levels determined by the Committee and commensurate with Executive’s position (each, a “Plan”). Each such Plan and any other equity-based or other incentive program under which Executive has received or receives long-term awards (other than this Agreement), are collectively referred to as the “LTSMIP”. Executive’s annual award target opportunity under the LTSMIP, for any three-year program adopted, shall be no less than $6.25 million. The translation of such target opportunity into a number of equity awards in any cycle shall be completed in a manner consistent with the current methodology approved by the Committee for use with all other senior executive officers of Company.

3.3.1	Executive’s participation in the LTSMIP at his full target opportunity shall commence with the program adopted for the performance period beginning in Company’s 2016 fiscal year (the “Fiscal 2016-2018 Cycle”). The terms and conditions of Executive’s participation in the LTSMIP for the Fiscal 2016-2018 Cycle and any future cycles, including the composition of the award and any performance goals, shall be established by the Committee.

3.3.2	Executive shall participate, on a modified basis, in the performance share component of the LTSMIP for the performance period beginning in Company’s 2015 fiscal year (the “Fiscal 2015-2017 Cycle”), at a target grant value of $2.09 million. Executive’s performance share grant with respect to the Fiscal 2015-2017 Cycle will be made on the first trading day of the first month following the Agreement Date. The terms and conditions of Executive’s participation in the LTSMIP for the Fiscal 2015-2017 Cycle shall be established by the Committee and, except with respect to the establishment of the applicable threshold performance targets, shall be materially consistent with the terms and conditions for the cycle applicable to all other senior executives of Company.

4.	Other Benefits

4.1	Employee Benefit Plans. Company shall provide Executive and his eligible dependents with coverage under all employee benefit programs, plans and practices, in accordance with the terms thereof, which Company makes available to senior executive officers (including qualified and non-qualified plans, provided that such plans are open to new participants as of the Agreement Date) in accordance with Company policies. This will include vacation benefits pursuant to the standard Company vacation policy, but not less than four weeks per calendar year. Relocation benefits are limited to those set forth in Section 4.2 hereof.

4.2	Relocation. To assist with Executive’s establishment of a residence in Omaha, Nebraska, Company will provide Executive with a one-time, cash payment of $65,000, payable within thirty days of the Agreement Date.

4.3	Change of Control Benefits. Executive and Company will enter into a Change of Control Agreement (the “Change of Control Agreement”) in the form provided to Executive. Change of control severance payments of base salary and annual bonus compensation under the Change of Control Agreement will be subject to a three times multiplier, as further described in the Change of Control Agreement. Any expiration of the Term (as provided below) shall not apply to the Change in Control Agreement, which shall continue in accordance with the terms thereof.

4.4	Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties under this Agreement, including expenses for travel and similar items related to such duties. Company shall reimburse Executive for all such expenses, subject to established Company policies. Additionally, Company shall reimburse Executive for professional fees incurred in the negotiation and preparation of this Agreement (and related documents), up to a maximum of $40,000.

4.5	Other Benefits. Company’s senior executive security policy will apply to Executive, including use of corporate aircraft and appropriate home security in the form recommended by Company’s security personnel. Company acknowledges that Company and Executive will enter into an executive time sharing agreement relating to Executive’s personal use of Company-provided aircraft, to be effective as of the Agreement Date. Such time sharing agreement shall be in a form materially consistent with Company’s current form of time sharing agreement, provided, however, that reimbursement by Executive to Company in a fiscal year will commence once the incremental cost to Company (as defined therein) of Executive’s personal use exceeds $150,000. Any expiration of the Term (as provided below) shall not apply to the time sharing agreement, which shall continue in accordance with the terms thereof.

4.6

Stock Ownership. Executive acknowledges, and agrees to comply with, Company’s executive stock ownership guidelines as they exist from time to time, and which currently prohibit Executive from selling any shares of Company common stock except (i) shares, the proceeds of which are used to pay taxes resulting from the vesting or exercise of options, and (ii) sales, so long as, immediately following such sale, Executive owns shares of Company common stock (as determined under Company’s stock ownership guidelines, as modified from time to time) with a value (as determined under Company’s stock ownership guidelines, as modified from time to time) at a level of at least six (6) times Executive’s annual Base Salary.

4.7	Directors and Officers Liability Coverage. Executive shall be entitled to the same coverage under Company’s directors and officers liability insurance policies as is available to senior executive officers and directors with Company. In any event, Company shall indemnify and hold Executive harmless, to the fullest extent permitted by the laws of the State of Delaware, from and against all costs, charges and expenses (including advancement of reasonable attorneys’ fees) incurred or sustained in connection with any action, suit or proceeding to which Executive or his legal representatives may be made a party by reason of Executive’s being or having been a director or officer of Company or any of its affiliates or employee benefit plans. The provisions of this Section 4.7 shall not be deemed exclusive of any other rights to which Executive seeking indemnification may have under any by-law, agreement, vote of stockholders or directors, or otherwise. The provisions of this Section 4.7 shall survive the termination and expiration of this Agreement for any reason, and continue for the duration of Executive’s employment or service as a member of the Board in accordance with the terms of this Section 4.7, including any acts and omissions to act occurring after the termination or expiration of this Agreement.

4.8	Reimbursement and In-Kind Benefit Rules. Any reimbursements or in-kind benefits to be provided pursuant to this Agreement (including but not limited to Sections 4.2, 4.4, 4.5, and 8) that are taxable to Executive shall be subject to the following restrictions: (i) each reimbursement or in-kind benefit must be paid or provided, as applicable, no later than the last day of the calendar year following Executive’s tax year during which the expense was incurred as the case may be; (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a tax year of Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other tax year of Executive; (iii) the period during which any reimbursement may be paid or in-kind benefit may be provided is the later of ten years after termination of this Agreement or in the case of reimbursements related to expenses, the expiration of all applicable statutes of limitation for the collection of such expenses; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

4.9	Sign-On Equity. Executive shall be granted sign-on equity in the form of two grants, (i) a one-time sign-on grant of 600,000 stock options (the “Sign-On Options”) and (ii) a one-time sign-on grant with an additional value of $1,600,000 in restricted stock units (the “Sign-On RSUs”).

4.9.1

Except as otherwise provided herein, the Sign-On Options will be subject to the terms and conditions of Company’s standard nonqualified stock option agreement adopted under Company’s 2014 Stock Plan and vest pro-rata over three (3) years, subject to continued employment and other terms set forth in the nonqualified stock option agreement. The Sign-On Options will have a strike price equal to the closing price of Company’s common stock as reported on the New York Stock Exchange as of the date of the grant, which shall be the first trading day of the first month following the Agreement Date.

4.9.2	Except as otherwise provided herein, the Sign-On RSUs will be subject to the terms and conditions of Company’s standard restricted stock unit agreement adopted under Company’s 2014 Stock Plan (which will provide for dividend equivalent rights) and vest in full, in the manner of cliff vesting, after three (3) years, subject to continued employment and other terms set forth in the restricted stock unit agreement. The Sign-On RSUs will be granted on the first trading day of the first month following the Agreement Date, with the number of restricted stock units granted determined by dividing $1,600,000 by the average of the closing market price of a share of Company’s common stock on the NYSE for the 30 trading days preceding, but not including, the date of grant.

5.	Separation from Service. The term of this Agreement shall commence on the Agreement Date and continue through August 1, 2018, unless earlier terminated in accordance with the terms of this Section 5 (the “Term”). In the event this Agreement is not earlier terminated by either party prior to August 1, 2018, this Agreement shall expire and Executive shall become an at-will employee (with Sections 6, 8, 11, 12, 13 and 14 surviving and Sections 4.3, 4.5, and 4.7 surviving in accordance with their terms). During the Term, Company may terminate Executive’s employment at any time for any reason, and Executive may terminate his employment at any time with or without Good Reason, subject to the terms of this Section 5. For purposes of this Section 5, the following terms shall have the following meanings:

5.1	“Cause” shall be limited to (i) the willful and continued failure by Executive to substantially perform Executive’s duties with Company (other than any such failure resulting from termination by Executive for Good Reason) after a demand for substantial performance is delivered to Executive that specifically identifies the manner in which Company believes that Executive has not substantially performed Executive’s duties, and Executive has failed to resume substantial performance of Executive’s duties on a continuous basis within five (5) days of receiving such demand, (ii) the willful engaging by Executive in conduct which is demonstrably and materially injurious to Company, monetarily or otherwise, or (iii) Executive’s conviction of a felony or conviction of a misdemeanor which impairs Executive’s ability substantially to perform his duties with Company. For purposes of this subsection, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of Company.

5.2	“Good Reason” shall mean a termination of employment initiated by Executive upon one or more of the following occurrences: (i) any failure of Company to comply with and satisfy any of the terms of this Agreement; (ii) any significant involuntary reduction of the authority, duties or responsibilities held by Executive once appointed as President and Chief Executive Officer; (iii) any involuntary removal of Executive from the position of President and Chief Executive Officer (following his appointment to such position) or involuntary removal of Executive from (or failure to re-nominate Executive to) the Board; (iv) any involuntary reduction in the aggregate compensation level of Executive including, but not limited to, Base Salary, annual and long term incentive opportunity, and retirement plans, as in effect as of the Agreement Date; (v) requiring Executive to become based at any office or location more than the minimum number of miles required by the Internal Revenue Code for Executive to claim a moving expense deduction, from either Executive’s Omaha or Naperville office locations, except for travel reasonably required in the performance of the Executive’s responsibilities; and (vi) Executive being required to undertake business travel to an extent substantially greater than the Employee’s business travel obligations as of the date on which he begins serving as President and Chief Executive Officer; provided, however, that no termination shall be deemed to be for Good Reason unless (A) Executive provides Company with written notice setting forth the specific facts or circumstances constituting Good Reason within ninety days after his knowledge of the initial existence of the occurrence of such facts or circumstances, and (B) Company has failed to cure such facts or circumstances within thirty days of its receipt of such written notice.

5.3	“Permanent Disability” shall mean Executive is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under Company’s long-term disability plan.

5.4	“Separation from Service”, “termination of employment” and similar references shall mean the date that Executive’s employment with Company terminates under circumstances that constitute a separation from service within the meaning of Internal Revenue Code (“Code”) Section 409A and the Treasury Regulations relating thereto (“Section 409A”). Generally, Executive will incur a Separation from Service if Executive dies, retires, or otherwise has a termination of employment with Company, determined in accordance with the following:

5.4.1

Termination of Employment. Whether Separation from Service has occurred is determined based on whether the facts and circumstances indicate that Company and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services Executive would perform after such date would permanently decrease to no more than twenty (20) percent of the average level of bona fide services performed over the immediately preceding thirty six (36) month period (or the full period of services to Company if Executive has been providing services to Company less than thirty six (36) months). For periods during which Executive is on a paid “bona fide leave of absence” (as described under Section 409A) and has not otherwise terminated employment, for purposes of this subsection Executive is treated as providing bona fide services at a level equal to the level of services that Executive would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which Executive is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable thirty six (36) month (or shorter) period).

5.4.2	Service with Related Companies. For purposes of determining whether a Separation from Service has occurred under the above provisions, the “Company” shall include Company and all Related Companies.

5.4.3	“Related Companies” shall mean: (i) any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b)) that includes Company; and (ii) any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c)) with Company. For purposes of applying Code §§ 414(b) and (c), 25% is substituted for the 80% ownership level.

5.5	Termination Upon Death or Permanent Disability. In the event of a Separation from Service during the Term by reason of Executive’s death or Permanent Disability, (i) Executive’s Base Salary shall be paid to Executive or his estate (as applicable) through the month of Separation from Service, together with any accrued, but unused, vacation pay and any unreimbursed business expenses incurred through the date of Separation from Service and substantiated in accordance with Section 4.4, (ii) Executive shall be paid an annual bonus consistent with the disability provisions of the Annual Incentive Program in place at the time of the Separation from Service, but in no case less than a pro rata annual bonus for the fiscal year in which the Separation from Service occurs based on (x) the number of days employed during the fiscal year and (y) the actual achievement of applicable financial performance targets (determined without any exercise of negative discretion inconsistent with any such exercise respecting other executives), which amount (if any) will be paid when annual bonuses for such year are paid to other executives; (iii) all deferred compensation (not including retirement benefits) shall be paid to Executive, Executive’s estate, or his designated beneficiary (as applicable) in accordance with the terms of such deferred compensation (the items in (i), (ii), and (iii) above are collectively referred to as the “Accrued Benefits”), and (iv) Executive, Executive’s estate, or his designated beneficiary (as applicable) shall receive unpaid vested benefits in accordance with the relevant terms of any retirement, equity compensation, or other employee benefit plan or program in which Executive was a participant.

5.6

Termination Without Cause or for Good Reason During Term. If there is a Separation from Service during the Term initiated by Company without Cause, or resulting from Executive initiating a Separation from Service with Good Reason, (i) Executive shall receive all Accrued Benefits, except that the pro-rata bonus shall be without regard to the disability provisions of the Annual Incentive Program in place at the time of the Separation from Service, (ii) Executive shall receive a payment in lump sum in an amount equal to two times (2x) the sum of Executive’s (A) Base Salary plus (B) an amount equal to the value of Executive’s target annual bonus for the year in which the Separation from Service occurs, (iii) notwithstanding anything to the contrary in any applicable equity award agreement or similar document (“Award Agreement”), (X) the unvested portions (if any) of the Sign-On Options and Sign-On RSUs will become fully vested and, if applicable, exercisable, without regard to any applicable minimum vesting period or minimum holding period, (Y) the Sign-On RSUs (together with any dividend or dividend equivalents that have accumulated with respect to such restricted stock units) will be settled on the date of such Separation from Service in the form provided in the applicable Award Agreement, and (Z) the Sign-On Options, to the extent exercisable as of the date of such Separation from Service, will remain exercisable for three (3) years following such Separation from Service; (iv) the unvested portion of stock options awarded with respect to the Fiscal 2016-2018 Cycle will become vested and exercisable on a pro-rata basis, based on the number of days employed during the applicable vesting period relative to the total number of days constituting the vesting period; and (v) Executive shall receive unpaid vested benefits in accordance with the relevant terms of any retirement, equity compensation or other employee benefit plan or program in which Executive was a participant. Except as otherwise provided in the preceding sentence, any equity awards granted to Executive will remain subject to the terms and conditions of the applicable Award Agreements and the equity or incentive compensation plans under which they shall have been granted.

5.7	Termination With Cause or Without Good Reason. If during the Term there is a Separation from Service initiated by Company with Cause, or resulting from Executive voluntarily initiating a Separation from Service without Good Reason, then (i) Executive shall be paid the Base Salary through the month of termination, together with any accrued, but unused, vacation pay and any unreimbursed business expenses incurred through the date of Separation from Service and substantiated in accordance with Section 4.4 and (ii) Executive shall receive unpaid vested benefits in accordance with the relevant terms of any retirement, equity compensation, or other employee benefit plan or program in which Executive was a participant.

5.8	Timing of Payments. Subject to Section 5.8 below and any applicable deferral election, all cash payments required hereunder following death, Permanent Disability or any other Separation from Service shall be made on the sixty-first day following such Separation from Service, unless otherwise provided in an applicable retirement, equity compensation or other benefit plan or program of Company. Any payments made pursuant to a Separation from Service upon Permanent Disability under Section 5.5 or pursuant to Section 5.6 not required by law in the absence of this Agreement are conditioned on Executive having first signed a release agreement in a form provided by Company (and not imposing any post-termination restrictive covenants on Executive other than an affirmation of those such covenants entered into by Executive and Company prior to the date thereof) and the release becoming irrevocable by its terms within sixty (60) calendar days following the date of Executive’s Separation from Service.

5.9	Six Month Wait. Notwithstanding anything contained in this Agreement to the contrary, to the extent necessary to comply with Code Section 409A(a)(2)(B)(i), if Executive is a “specified employee” (determined in accordance with Code Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the date of Separation from Service (other than a Separation from Service due to death), then any payment, benefit or entitlement provided for in this Agreement that is payable by reference to the date of Executive’s Separation from Service during the first six months following the date of Separation from Service shall be paid or provided to Executive in a lump sum cash payment to be made on the earlier of (a) Executive’s death or (b) the first business day (or within 30 days after such first business day) of the seventh calendar month immediately following the month in which the date of Separation from Service occurs. If any payment is delayed pursuant to this Section 5.8, Company shall pay interest at the rate described below on the postponed payments from the date the payment would have been due but for this Section 5.8 to the date on which such amounts are paid. Interest shall be credited at an annual rate equal to the rate announced by Wells Fargo & Company (or its successor) as its “prime rate” as of the date the payment would have been due but for this Section 5.8, plus one hundred (100) basis points, compounded annually.

5.10	Code Section 409A. It is intended by Company and Executive that all compensation and benefits payable or provided to Executive under this Agreement or otherwise shall fully comply with the provisions of Section 409A so as not to subject Executive to the additional tax, interest or penalties which may be imposed under Section 409A. The parties acknowledge that Section 409A is ambiguous in certain respects. Company agrees that it will attempt in good faith not to take any action, or refrain from taking any action, that would result in the imposition of tax, interest and/or penalties upon Executive under Section 409A. To the extent Company has acted or refrained from acting in good faith as required by this Section, it will not be responsible for any consequences of failure to comply with Section 409A.

6.	Confidentiality/Noncompetition/Non-Solicitation.

6.1	From the Agreement Date through a period ending one year following the termination of the employment of Executive with Company for any reason (the “Restricted Period”), Executive shall not be an executive officer, board member, 5% or greater owner or partner, or employee of a food company that materially competes with Company and has annual revenues over $1 billion.

6.2	Executive shall additionally execute a confidentiality and non-solicitation agreement consistent with those agreements executed by similarly-situated executive officers of Company, effective as of the Agreement Date, and the terms of such agreement shall be incorporated by reference herein.

6.3

Executive agrees that any breach of the covenants contained or incorporated by reference in this Section 6 will irreparably injure Company, and accordingly Company may, in addition to pursing any other remedies available at law or in equity, obtain injunctive relief against Executive from any court having jurisdiction over the matter located in the State of Illinois, restraining any further violation of such provisions by Executive. The parties mutually agree to submit themselves to the jurisdiction of such courts and waive any objection on the basis of jurisdiction or venue. Any other dispute over such covenants, including the ultimate merits of such a dispute, shall be decided in accordance with Section 13.

6.4	Executive acknowledges and agrees that the provisions contained or incorporated by reference in this Section 6 are reasonable and valid in duration and scope and in all other respects. If any court of competent jurisdiction as set forth above or panel of arbitrators selected by the parties determines that any provision of this Section is unenforceable because of the duration or scope of such provision, such court/panel shall have the power to reduce the scope or duration of such provision, or otherwise amend or restate such provision, as the case may be, and, in its reduced, amended, or restated form, such provision shall then be enforceable. The parties agree that such reduction, amendment, or restatement should be consistent with the parties’ intention that Company’s legitimate business interests in fair competition, and in the preservation of Company’s good will and proprietary information, be protected.

7.	Offsets. In the event of a termination of Executive’s employment pursuant to Section 5.6 above or a Company breach of this Agreement, Executive shall not be required to mitigate damages nor shall the payments due Executive hereunder be reduced or offset by reason of any payments Executive may receive from any other source or by any amounts owing by Executive to Company.

8.	Separability; Legal Fees. Subject to the provisions of Section 6.4, if any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. In addition, Company shall reimburse Executive for all legal and accounting fees and expenses incurred by Executive in seeking to obtain or enforce any right or benefit provided by this Agreement or any other compensation-related plan, agreement or arrangement of Company upon presentation by Executive of an itemized account of such expenditures, unless Executive’s claim is found by the arbitration panel to have been frivolous.

9.	Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or Company, except that Company shall assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially of the stock, assets or businesses of Company.

10.	Amendment. This Agreement may only be amended by mutual written agreement between Company and Executive.

11.	Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To Company:	ConAgra Foods, Inc.
One ConAgra Drive
Omaha, Nebraska 68102
Attn: Secretary

To Executive:	At the address shown on the records of Company

Any such notice or communication shall be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the actual date of mailing shall determine the date at which notice was given.

12.	Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of Delaware without reference to such state’s rules relating to conflicts of law.

13.	Arbitration. Any controversy or claim arising out of this Agreement or any breach shall be resolved by arbitration pursuant to this Section 13 and the then current rules of the American Arbitration Association. The arbitration shall be held in Omaha, Nebraska before three arbitrators who are knowledgeable as to employment and employee benefits law. If the parties cannot agree on the appointment, one arbitrator shall be appointed by Company, one by Executive, and the third shall be appointed by the first two arbitrators. The arbitrators’ decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrators shall not have the power to award punitive or exemplary damages. Each party shall bear its own attorneys’ fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association; provided, however, that unless the arbitrators determine the position of Executive was frivolous, Executive shall be entitled to reimbursement for reasonable attorneys’ fees and expenses and arbitration expenses incurred in connection with the dispute. If any portion of this Section 13 is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this Section 13. Notwithstanding the foregoing, as set forth in Section 6.4, Company may seek interim injunctive relief to enforce restrictive covenants pending resolution of any arbitration.

14.	Executive Representation.

14.1

Except for agreements relating to Executive’s immediately prior employer that Executive disclosed to Company (the “Restrictive Agreements”), Executive represents to Company that Executive is not a party to or bound by any employment, retainer, consulting, license, non-competition, non-disclosure, trade secrets or other agreement between Executive and any other person, partnership, corporation, joint venture, association or other entity. This representation is an express condition to this Agreement and, in the event of a breach of this representation, this Agreement shall be null and void.

14.2	Additionally, if Executive commits a willful (as defined in Section 5.1) material breach of any Restrictive Agreement, such breach shall be a basis for termination under Section 5.7, provided, that, prior to such termination, Executive shall be afforded the opportunity within ten (10) business days of receiving notice of Company’s intent to terminate him under Section 5.7 to address the Board (together with his counsel) regarding such asserted material breach. Any challenge by Executive to such termination shall be subject to Section 13 hereof and the arbitration panel shall consider such termination de novo.

14.3	Company agrees that, subject to Company by-laws and applicable law, (i) if Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, administrative, arbitration, investigative, appellate or other (a “Proceeding”) by Executive’s immediately prior employer, or any affiliate thereof, or (ii) if any claim, demand, request, dispute, controversy, threat, discovery request or request for testimony or information (a “Claim”) is made, or threatened to be made, by such immediate prior employer, or such affiliate, and such Proceeding or Claim results in any material part from Executive’s alleged breach of any Restrictive Agreement, then Company shall (1) defend Executive in such Proceeding and against such Claim, at Company’s expense, and (2) indemnify and hold harmless Executive to the fullest extent permitted by applicable law against any monetary judgments, damages or liabilities incurred by Executive or payments agreed in settlement with Company’s concurrence, (including, without limitation reasonable attorneys fees to enforce Executive’s rights under this provision); provided, however, that such duty to defend and indemnify excludes any Proceeding or Claim primarily resulting or arising from Executive’s material breach of a Restrictive Agreement or his representations in this Section 14 and that such duty to defend and to indemnify shall cease upon (x) Executive’s rejection of a settlement offer, that does not involve Executive’s Separation from Service or payment of any economic damages or other economic sanction, recommended by the Company’s counsel; or (y) Executive’s taking a position adverse to the Company.

15.

Entire Agreement. This Agreement supersedes any unwritten agreements or understandings by and between Executive and Company and any of its affiliates or their respective directors, officers, shareholders, employees, attorneys, agents, or representatives, and, together with the agreements, plans and programs referred to herein, constitutes the entire agreement between the parties, respecting the subject matter hereof and there are no representations, warranties or other commitments other than those expressed herein. If there is a conflict between any provision of this Agreement and any provision of any stock option or other award agreement with Executive, this Agreement will control. Executive acknowledges that certain plans maintained by Company must comply with ERISA, the Code and the terms and conditions of the plans (“Qualified

Plans”). Nothing contained in this Agreement will require Company to provide any benefit contrary to the terms and conditions of the Qualified Plans or in violation of ERISA or the Internal Revenue Code. To the extent any benefit to be provided hereunder to Executive cannot be provided through a Qualified Plan, Company will provide the benefit on a non-qualified basis.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement the 12th day of February, 2015.

EXECUTIVE:	CONAGRA FOODS, INC.

/s/ Sean M. Connolly	/s/ Steven F. Goldstone
Sean M. Connolly	Steven F. Goldstone Chairman of the Board of Directors